EXHIBIT 99.1

Media Contact:

Nancy Welsh

319.295.2123

nkwelsh@rockwellcollins.com

Investor Contact:

Daniel Crookshank

319.295.7575

investorrelations@rockwellcollins.com

Rockwell Collins Provides FY 2005 Financial Guidance and Reaffirms FY 2004 Guidance

CEDAR RAPIDS, Iowa (September 09, 2004) - Rockwell Collins, Inc. (NYSE: COL) today reaffirmed its fiscal year 2004 financial guidance of earnings per share between $1.60 and $1.65 on revenues of approximately $2.9 billion.  Cash provided from operating activities for the fiscal year is still projected to be in the range of $275 million to $325 million, after making $125 million in voluntary contributions to the company's qualified pension plans.

For fiscal year 2005, the company anticipates revenues of approximately $3.2 billion, a 10% increase over projected fiscal year 2004 revenues.  Earnings per share are forecasted to be in the range of $1.85 to $1.95, an increase of 17% based on the mid points of the fiscal year 2004 and fiscal year 2005 EPS guidance ranges.  Cash flow from operations is expected to be approximately $350 million to $400 million and capital expenditures for fiscal year 2005 will be approximately $115 million, or about 4% of sales.

"Our program execution track record and responsiveness to customer requirements have played a major role in capturing key program positions that will drive fiscal year 2005 revenue growth," said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones.  "Ongoing cost containment and operational efficiency initiatives, combined with this high level of program performance, are factors that enable us to project an earnings growth rate that is significantly higher than revenue growth," added Jones, noting that total segment operating margin for fiscal year 2005 is anticipated to improve to about 17% compared to approximately 16% projected for fiscal year 2004.

"Specifically, we expect that Commercial Systems will deliver improved operating margins while accommodating higher levels of company sponsored research and development expenditures, and Government Systems will maintain high operating margins while posting a third consecutive year of double-digit organic revenue growth," said Jones.

The company's fiscal year 2005 revenues and earnings per share estimates are in part based on the assumptions and market dynamics that follow:

  Government Systems, which provides aviation electronics, navigation and precision guidance and communications systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, is expected to grow revenues in the low double digits and account for approximately 54% of total company sales.  Recent increases in the U.S. Department of Defense budget combined with program wins in key military transformation and modernization areas will continue to drive Government Systems revenue growth.  Segment operating margin is expected to be about 18%.
  Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, is projected to increase revenues in the high single digits and represent approximately 46% of total company revenue.  Market dynamic assumptions that will impact Commercial Systems revenues in fiscal year 2005 are as follows:
    New aircraft production by Boeing and Airbus is expected to increase by slightly more than 10%
    Production of new business jets is expected to increase as improved corporate profitability and bonus depreciation stimulate this market's recovery.  Production of regional jets will remain approximately flat as slowing demand for 50 seat aircraft is replaced by higher demand for larger capacity aircraft.
    Anticipated low- to mid-single-digit improvement in global airline flight hours; improved corporate profitability; stabilization and improvement in airline profitability; and dealer optimism about retrofit opportunities are expected to generate increased aftermarket activity in all commercial markets.

Segment operating margin for Commercial Systems is expected to be about 16%.

  Fiscal year 2005 pension and other retirement benefit expense is forecasted to be about $19 million lower than last year principally due to the company amending its retiree medical plans to eliminate prescription drug coverage effective January 1, 2008 in response to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.  The company currently expects to make no voluntary contributions to its qualified pension plans during fiscal year 2005.
  The company anticipates that its effective income tax rate will remain at 30%.

"Once again, our 2005 guidance includes a robust level of research and development investment in new product development initiatives, such as the Boeing 7E7, Joint Tactical Radio System and Future Combat Systems, which is expected to fuel future revenue growth," said Jones.  Research and development expenditures for fiscal year 2005, including both company-funded and customer-funded, are anticipated to be about $575 million, or 18% of total sales, of which about 8 percentage points will relate to company sponsored initiatives.  This compares to expected research and development spending of about $525 million, or 18% of total sales for fiscal year 2004, of which approximately 7.5 percentage points will relate to company sponsored activities.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for government and commercial customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy as well as the commercial aerospace industry; commercial flight hours continuing to increase; domestic and foreign government spending, budgetary and trade policies; demand for and market acceptance of new and existing products and services; performance of our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer profitability and bankruptcies; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risks inherent in developing new technologies and products for our customers; risk of significant and prolonged disruption to air travel (including any future terrorist attacks); our ability to execute to our internal performance, acquisition and strategic plans; achieving our planned effective tax rates; favorable outcomes of certain customer procurements and congressional approvals; changes to new aircraft production and retrofit rates; product reliability; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.